                                  SCHEDULE 14A
                                 (Rule 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

Check the appropriate box:
|_| Preliminary Proxy Statement        |_| Confidential, for the use of the
                                           Commission only (as permitted by Rule
                                           14a-6(e)(2))
|_| Definitive Proxy Statement
|X| Definitive Additional Materials
|_| Soliciting Material Pursuant to Rule 14a-12

                               DIME BANCORP, INC.
                               ------------------
                (Name of Registrant As Specified In Its Charter)




                ------------------------------------------------
     (Name of Person(s) Filing Proxy Statement, if other than the Registrant) Payment of Filing Fee (Check the appropriate box):

         |X| No fee required.
         |_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
             0-11.
         (1) Title of each class of securities to which transaction applies:

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         (2)  Aggregate number of securities to which transaction applies:
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         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (set forth the amount on which the filing fee is calculated and state how it was determined):
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         (5)  Total fee paid:
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         |_| Fee paid previously with preliminary materials.
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         |_| Check box if any part of the fee is offset as provided by Exchange
Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)  Amount previously paid:
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         (2)  Form, Schedule or Registration Statement No.
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         (4)   Date filed:
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

                                   [DIME LOGO]


     Supplement to Proxy Statement for Annual Meeting of Stockholders to Be
                              Held on July 14, 2000

Dear Fellow Stockholder:

By now, you should have received the notice of annual meeting and proxy statement from Dime, together with a WHITE proxy card. Likely, you also have received proxy materials from North Fork Bancorporation which ask you to vote "withhold authority" regarding Dime's director nominees.

Your board believes North Fork's solicitation represents a futile attempt to enrich itself at the expense of Dime stockholders. Cloaking itself in rhetoric about sending "messages," North Fork has undertaken a costly campaign that we believe is intended solely to push its hostile offer to take control of Dime. That hostile offer has been criticized widely as inadequate and has not received substantial support from our stockholders - a paltry 11% of Dime stock was tendered the last time that North Fork was forced to release this information.

As we have previously written you, and as described in this supplement, your board is working very hard to realize the full value of the Dime franchise for all of our stockholders and not for North Fork. We are undertaking a comprehensive exploration of all strategic options. On May 24, 2000, we announced that we were in the preliminary stages of negotiations with parties concerning the possibility of a strategic transaction and had begun to enter into confidentiality and standstill agreements. That process is continuing.

North Fork's costly, disruptive and merely symbolic proxy contest will only distract your board, management and their advisors from this critical task and serve to undermine our ability to obtain the best results for our stockholders. Your board needs your support and asks you to vote for our director nominees to support the process we have set in motion and ensure your board's ability to see it through, with a minimum of disruption, to a satisfactory conclusion. Moreover, Dime has performed well. We have a strong record of financial performance- including fifteen consecutive quarters of higher operating earnings-and a solid balance sheet. North Fork's hostile offer could be disruptive to our continued performance. Your board of directors unanimously recommends that you vote "FOR" the election of Dime's director nominees on the WHITE proxy card.

North Fork's Offer Is Not in Your Best Interests.

Your board earlier concluded that North Fork's hostile offer is inadequate and not in the best interests of Dime and its stockholders. That offer has not changed. Your board believes that, because of this conclusion and consistent with its fiduciary duties, it cannot approve North Fork's offer. Given this, your board also is opposed to North Fork's proxy solicitation.

North Fork's Proxy Contest Is Not in Your Best Interests.

We believe that North Fork's proxy contest is another attempt to force on Dime and its stockholders North Forks' inadequate hostile offer. In your Board's opinion this current ploy is also not in your best interests as stockholders and we strongly urge you not to return North Fork's gold proxy card for any reason, even as a protest against North Fork's high-handed tactics. We strongly urge you to sign, date and return the enclosed WHITE proxy card with a vote "FOR" Dime's director nominees.

Futile. Even if North Fork obtains a substantial number of proxies, North Fork cannot elect any directors at this time.

Harmful. By continuing to pursue its prolonged hostile bid after rejection by your board and a very low tender, North Fork is creating serious harm to Dime and its stockholders. North Fork is irresponsibly spending a lot of its own stockholders' money, as well as forcing us to spend yours, with its wasteful contest. Repeated mailings and telephone solicitations are also wasteful of your time and we are very sorry that we have been forced to respond to North Fork's irresponsible actions.

I assure your that we will continue to act to provide you with enhanced value in both the short and long term. Thank you for your investment and support.


                               /s/ Lawrence J. Toal
                               Lawrence J. Toal
                               Chief Executive Officer

                              QUESTIONS AND ANSWERS
     ABOUT DIME'S ANNUAL STOCKHOLDER MEETING AND NORTH FORK'S HOSTILE OFFER

Q:   What is North Fork doing now?

A: North Fork is soliciting proxies from Dime stockholders to vote "withhold authority" for the election of Dime's director nominees.

Q:   What happens if North Fork is "successful" in its proxy solicitation?

A: Even if North Fork obtains a substantial number of "withhold authority" proxies, Dime's director nominees will continue in office. However, we are currently in the process of exploring strategic alternatives and it is possible that the solicitation by North Fork would put pressure on Dime and your board to accept a transaction on less than the best terms we could get. We believe that our negotiating leverage with potential partners-including North Fork-is likely to be undermined if stockholder support for your board was thought to have evaporated.

Q:   What "message" will I send by voting "withhold authority"?

A: North Fork wants you to believe that you will send a message to "sell Dime" by voting "withhold authority." In reality, a "withhold authority" vote is likely to be seen as support for North Fork's hostile tender offer, which your board and its financial advisors have carefully reviewed and determined to be inadequate and not in your best interest as a stockholder. We also believe that North Fork's solicitation is merely an attempt to divert your attention from this fact and to try to disrupt our ability to develop superior alternatives for stockholder value.

Q:   Is Dime working to maximize franchise value?

A: Yes. Dime is undertaking a comprehensive exploration of all strategic options in order to realize the full value of our franchise. On May 24, 2000, we announced that we were in the preliminary stages of negotiations with parties concerning the possibility of a strategic transaction and had begun to enter into confidentiality and standstill agreements. Please do not undercut our ability to get you the best result by giving North Fork your proxy-do not send in a gold proxy card for any reason.

Q:   What is the status of North Fork's tender offer?

A: On May 26, 2000, North Fork extended its tender offer until June 30, 2000. More recently, in their proxy materials North Fork said that since all of the numerous conditions in their offer have not been satisfied they anticipate that they will extend the expiration date beyond June 30, 2000. As of May 26, 2000, only 11% of Dime stock was tendered to North Fork.

Q:   Has Dime's board considered North Fork's hostile offer?

A: Yes. Your board received opinions from its financial advisors and carefully reviewed an extensive volume of information. Based on that review, your board concluded that North Fork's offer is inadequate and not in the best interests of Dime stockholders.

Q.   Why haven't you talked to North Fork?

A: North Fork has made an inadequate offer which your board believes does not represent Dime's true value. This undervaluation, combined with what Dime views as serious integration and strategic risks, provides no basis for discussions at this time. Moreover, discussions that have a very small chance of success create the risk of serious disruption for Dime with only limited upside potential.

Q:   What should I do now?

A: You should sign and date the WHITE proxy card enclosed with this supplement voting "FOR" the election of Dime's director nominees and mail it in the postage paid envelope provided.

Q:   What do I do if I already mailed in the gold proxy card?

A: The gold proxy cards are from North Fork. By sending in a signed, dated WHITE proxy card to the address above, you will revoke all prior proxy cards you have sent, including the gold proxy card.

Q:   Who can I turn to with questions?

A: Please call Innisfree toll free at 1-888-750-5834 with any questions you have. They can also help you withdraw any shares you may have tendered to North Fork.

                   DIME'S RESPONSE TO NORTH FORK'S HOSTILITIES

     Since North Fork commenced its hostile, bust-up tender offer for Dime, we have consistently said that it is your board's intention to explore all strategic options available to it to enhance stockholder value. Your board and management, together with their financial and legal advisors, started a comprehensive exploration of all strategic options in order to recognize the full value of the Dime franchise. We have stated that these options could include a strategic transaction, such as a tender offer, merger, reorganization, asset sale or transfer or other similar transaction.

     On May 24, 2000, we disclosed that we were in the preliminary stages of negotiations with parties concerning the possibility of a strategic transaction and have begun to enter into confidentiality and standstill agreements. We also announced that, in the opinion of your board, the disclosure of the terms of possible strategic transactions or the identities of possible parties would jeopardize continuation of these negotiations. That process is continuing. Dime cannot assure that its exploration of strategic options will result in a strategic transaction that is recommended by your board or that any recommended transaction will be consummated, but we continue to move forward to develop these alternatives.

     North Fork believes that they can bully you into accepting their hostile offer, which your board has determined to be inadequate. Your board believes that you should not be rushed into a premature decision. In particular, we believe that your board needs your support to continue smoothly the process we have begun and to develop the best achievable result for you. A "withhold authority" vote will not change the board's membership but is likely to, we believe, undercut our ability to obtain the best result for our stockholders. That cannot possibly be in your best interest.

         Dime's solicitation of proxies for the election of its director nominees was sent to stockholders in connection with Dime's annual meeting to be held on July 14, 2000. Your board unanimously recommends that you vote "FOR" the election of Dime's director nominees.

         Your board and management are acting to advance your interests as stockholders and need your support. Therefore, we are asking you to vote for our director nominees to support the process we have set in motion and ensure the board's ability to see it through, with a minimum of disruption to a satisfactory conclusion.

                         NORTH FORK'S PROXY SOLICITATION

         Quite simply, your board believes North Fork's proxy solicitation is harmful and futile. Cloaking itself in rhetoric about sending "messages," North Fork has undertaken a costly campaign that we believe is intended solely to enrich itself at your expense by pushing its hostile offer to take control of Dime. That hostile offer has not received substantial support from our stockholders - a paltry 11% of Dime stock had been tendered as of May 26, 2000, the last time that North Fork was forced to release this information. We know that North Fork's price is inadequate, our financial advisors know it is inadequate and we believe that you have said and shown that it is inadequate. We also believe that North Fork's actions show that even North Fork knows it is inadequate.

         Even if North Fork obtains a substantial number of "withhold authority" proxies, Dime's director nominees will continue to serve as directors. North Fork attempts to hide this fact by stating that stockholders will send a "message" with their vote. North Fork's suggested "messages," however, are an attempt to divert stockholder attention from the fact that its hostile offer is inadequate and to try to disrupt our ability to develop superior alternatives for stockholder value. The fact is that a vote to "withhold authority" will be just that, a vote to "withhold authority," but the indirect consequence could be very detrimental: we believe it is likely to severely undercut our ability to obtain the best result for our stockholders. We also believe that our negotiating leverage with potential partners-including North Fork-is likely to be undermined if stockholder support for your board was thought to have evaporated.

                  LITTLE PROGRESS IN NORTH FORK'S HOSTILE OFFER

         Since commencing its hostile tender offer over thirteen weeks ago, North Fork has made little progress in satisfying a number of the many conditions that they have imposed. On May 26, 2000, North Fork extended its hostile offer until June 30, 2000. More recently, in their proxy materials North Fork said that since all of the numerous conditions in their offer have not been satisfied they anticipate that they will extend the expiration date beyond June 30, 2000. For example, neither North Fork nor its partner Fleet Boston Corporation has yet received regulatory approvals although they filed their applications over twelve weeks ago. Also, North Fork has not taken significant steps to obtain the approval of its stockholders. On May 26, 2000 North Fork finally disclosed that only 11% of Dime stock had been tendered. Since then, North Fork has not informed us or you off the status of its hostile offer. North Fork has not even mailed the final version of its tender offer materials.

          IF YOUR SHARES ARE HELD IN THE NAME OF A BANK OR BROKER, ONLY
            THAT ORGANIZATION CAN VOTE YOUR SHARES. PLEASE DIRECT THE
             PERSON RESPONSIBLE FOR YOUR ACCOUNT TO EXECUTE ON YOUR
              BEHALF A WHITE PROXY CARD WITH A VOTE FOR PROPOSAL I.

             PLEASE NOTE THAT INTERNET AND TELEPHONE VOTING ARE NOT
                                   AVAILABLE.

                    IF YOU HAVE ANY QUESTIONS OR REQUIRE ANY
                      ASSISTANCE, PLEASE CONTACT OUR PROXY
                                   SOLICITOR:

                           Innisfree M&A Incorporated

                           Toll Free - 1-888-750-5834

                               501 Madison Avenue
                                   20th Floor
                               New York, NY 10022